Exhibit 8.2

[Covington & Burling LLP Letterhead]

January 12, 2010

Re:	Qualification of the Merger of Financial Federal Corporation with and into People’s United Financial Inc. as a Tax-Free Reorganization

Ladies and Gentlemen:

We have acted as counsel for Financial Federal Corporation, a Nevada corporation (the “Company”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of November 22, 2009 (the “Agreement”), by and between People’s United Financial, Inc., a Delaware corporation (“Acquiring”) and the Company and (ii) the preparation of the related registration statement on Form S-4 (the “Registration Statement”) filed by Acquiring with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This opinion is delivered pursuant to Section 8.3(c) of the Agreement.

In connection with this opinion, we have examined the Agreement, including all exhibits thereto, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger would be consummated in the manner described in the Agreement and the Registration Statement, and that the representations made and the representations to be made by Acquiring and the Company pursuant to the Agreement are and will be accurate and complete. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Acquiring and the Company referred to

January 12, 2010

above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Acquiring or the Company referred to above are, or later become, inaccurate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

The preceding are certain of the material U.S. federal income tax consequences of the Merger. Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Covington & Burling LLP

COVINGTON & BURLING LLP